EXHIBIT 99.1

News

Investor Contact: Chip Merritt

610-738-6376

 cmerritt@cephalon.com

Media Contact: Robert W. Grupp

610-738-6402

rgrupp@cephalon.com

For Immediate Release

Cephalon Announces Acquisition of Salmedix

Transaction Provides Cephalon with Oncology Products

in Late-Stage Clinical Development

Frazer, PA –May 12, 2005 – Cephalon, Inc. (Nasdaq: CEPH) announced today that it has signed a definitive merger agreement under which it will acquire all of the outstanding capital stock of Salmedix, Inc. for approximately $160 million cash; the company is required to pay an additional $40 million of cash payments upon the achievement of certain regulatory milestones.  At the close of the transaction, Salmedix is expected to have approximately $25 million in cash on hand, net of transaction-related expenses. The agreement is subject to customary closing conditions including the receipt of necessary regulatory approvals.

Salmedix’s most advanced product, Treanda™ (bendamustine hydrochloride), is currently in Phase II clinical trials in the United States and Canada for the treatment of indolent (slowly progressing) non-Hodgkin’s lymphoma (NHL), a type of hematologic malignancy.  One ongoing Phase II study is evaluating the use of Treanda as a single agent in patients with NHL who are refractory to Rituxan® (rituximab).(1)  A second on-going study is evaluating Treanda in combination with rituximab in patients who are potentially sensitive to rituximab.  Data presented at the 2004 Annual Meeting of the American Society of Hematology indicate that Treanda has an acceptable safety profile and demonstrates high response rates as a single agent in patients with relapsed indolent NHL that is refractory to rituximab.  Interim data on the two on-going Phase II studies will be presented at the upcoming American Society of Clinical Oncology meeting in Orlando on May 14.  A Phase III trial of Treanda will be initiated later this year.  In addition to Treanda, Salmedix has two other product candidates in Phase II clinical development.

Bendamustine hydrochloride is currently marketed in Germany by a third party for the treatment of non-Hodgkin’s lymphoma, chronic lymphocytic leukemia, multiple myeloma, metastatic breast cancer and other solid tumors. Extensive data have been published by third parties on hematological and solid tumor studies with bendamustine hydrochloride.

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(1) Rituxan is a registered trademark of Biogen IDEC, Inc.

SOURCE:  Cephalon, Inc. • 41 Moores Road • Frazer, PA 19355 • (610) 344-0200 • Fax (610) 344-0981

“We are excited about Treanda and its addition to our oncology portfolio,” said Frank Baldino, Jr., Ph.D., Chairman and CEO of Cephalon.  “This acquisition, along with encouraging data from our on-going studies of CEP-701 in acute myelogenous leukemia, gives us the opportunity to advance our entry into the oncology marketplace with multiple product candidates.”

David Kabakoff, Ph.D., Chairman, President and CEO of Salmedix, said, “We are proud that Cephalon has recognized the value of our oncology product candidates.  We look forward to the integration of our programs into the Cephalon oncology franchise and the successful commercialization of Treanda, assuming regulatory approval.  Cephalon’s vision, development capabilities and record of success in maximizing the potential of acquired products were key contributing factors to our transaction.”

Under the terms of this transaction, Cephalon obtains all rights to market Treanda in the United States and Canada.  In the United States alone, approximately 347,000 individuals are currently living with NHL and 53,400 new cases are diagnosed each year, according to the National Cancer Institute.  According to Decision Resources, a market research firm, the U.S. market for therapeutics to treat NHL is projected to grow 11% annually through 2010.

The merger is expected to close in the second quarter of 2005, after which Salmedix will become a wholly-owned subsidiary of Cephalon.  Cephalon expects the transaction to be $0.10-0.15 per share dilutive to its 2005 earnings and will reissue 2005 earnings guidance when the transaction closes.

Deutsche Bank Securities Inc. acted as financial advisor to Cephalon in this transaction.  SG Cowen & Co., LLC acted as financial advisor to Salmedix.

Founded in 2000, Salmedix, Inc. is a privately-held oncology drug development company based in San Diego, California.  Salmedix is primarily focused on developing compounds for the treatment of hematologic malignancies, such as lymphomas, myeloma and leukemias.

Cephalon, Inc.

Cephalon currently employs more than 2,200 people in the United States and Europe.  U.S. sites include corporate headquarters in Frazer, Pennsylvania, and offices, laboratories or manufacturing facilities in West Chester, Pennsylvania, Salt Lake City, Utah, and suburban Minneapolis, Minnesota.  Cephalon’s major European offices are located in Guildford, England, Martinsried, Germany, and in Maisons-Alfort, France.

The company currently markets three proprietary products in the United States:  PROVIGIL® (modafinil) Tablets [C-IV], GABITRIL® (tiagabine hydrochloride) and ACTIQ® (oral transmucosal fentanyl citrate) [C-II], and more than 20 products internationally.  Further information about Cephalon and full prescribing information on its U.S. products is available at www.cephalon.com or by calling 1-800-896-5855.

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In addition to historical facts or statements of current condition, this press release may contain forward-looking statements. Forward-looking statements provide Cephalon’s current expectations or forecasts of future events. These may include statements regarding the Salmedix acquisition including the timing of the closing of the transaction, the development of Salmedix’s product candidates and the timing of Phase III clinical trials with Treanda, anticipated scientific progress on its research programs, development of potential pharmaceutical products, including Treanda or CEP-701, interpretation of clinical results of Treanda, prospects for regulatory approval for Treanda or CEP-701, manufacturing development and capabilities, market prospects for its products, yearly and quarterly sales and earnings guidance for 2005, including the expected dilution in 2005 on a per share basis as a result of this transaction, and other statements regarding matters that are not historical facts. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning. Cephalon’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries as well as more specific risks and uncertainties facing Cephalon such as those set forth in its reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Furthermore, Cephalon does not intend to update publicly any forward-looking statement, except as required by law. The Private Securities Litigation Reform Act of 1995 permits this discussion.

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